Exhibit 10.1

021910

Forest Oil Corporation

Annual Incentive Plan

2010

Forest Oil Corporation

2010 Annual Incentive Plan

Summary

Plan Objectives

The Annual Incentive Plan (the “Plan”) has been designed to meet the following objectives:

•                  Provide an annual incentive plan framework that is performance-driven and focused on objectives that are critical to the Company’s success.

•                  Offer competitive cash compensation opportunities to all key employees.

•                  Reward outstanding achievement.

Basic Plan Concept

The Plan generally provides annual incentive awards, which will be determined primarily on the basis of the Company’s consolidated results on selected financial, operating and other performance measures.  However, business unit or department performance and individual performance will also be considered in determining the actual participant award payout.  Therefore, the Company shall have the flexibility to adjust individual awards to reflect individual or team performance.

Performance Measures and Weights

Each year the Company will establish the threshold, target and outstanding performance levels on each performance measure and its appropriate weighting.  These performance measures and their weighting will be reviewed (and modified, if appropriate) in light of changing Company priorities and strategic objectives.

The Company has also established performance objectives for each business unit and department for 2010, the achievement of which will be determined by the President and Chief Executive Officer (the “CEO”) at year end, subject to the confirmation of the Compensation Committee of the Board of Directors (the “Committee”).

The 2010 Company performance measures and their relative weightings are described below.

Plan Administration

The Plan will be administered by the Committee and the CEO (for all positions except his own).  Certain elements of the Plan administration will be delegated to the senior

Human Resources executive of the Company.  The Executive Vice President and Chief Financial Officer will verify the performance calculation for the performance and operating measures in consultation with the Senior Vice President, Business Development & Engineering, who shall be responsible for the estimation of the Company’s oil and gas reserves.

Actual performance goals, standards, award determinations and modifications to the Plan design must be approved by the Committee.

Measure	Weighting

Total Shareholder Return	20%
Cash Cost	15%
Business Unit/Department Performance Objectives	20%
Production	25%
Rate of Return on Capital Investments	20%
Total Financial and Operating Objectives	100%

Once the total bonus pool has been established following the performance calculations, the CEO shall have the discretion to distribute bonus monies within business units and the corporate group or to move monies from one group to another, and to allocate incentive monies to individuals, based on his assessment (with the advice of senior management) as to individual or group performance.

Targets

Targets for the total Plan will be set consistent with the following:

•                  Threshold – Minimum level at which payout occurs.  The threshold percentage is 25% of the target award percentage.

•                  Target – Level at which the participant receives the target award percentage.

•                  Outstanding – Level at which the participant receives 200% of the target award percentage.

Completion percentages between Threshold, Target and Outstanding will be determined, with the exception of those for Total Shareholder Return and Business Unit and Department Performance Objectives, by interpolation.  Completion for results above Outstanding will be directly proportional to the change in completion between Target and Outstanding.

The Completion Percentage for Total Shareholder Return is defined in the section describing the Total Shareholder Return measure.

A Completion Percentage for each business unit and department with regard to its Business Unit/Department Performance Objectives will be assigned at year end by the

CEO following a thorough review of its activities and accomplishments.  The assigned Completion Percentage on Business Unit/Department Performance Objectives for each business unit or department will be included in the calculation of the Overall Completion Percentage for that business unit or department in the same manner as is the Completion Percentage on other performance measures.

Targets shall be adjusted for material changes made during the year to the business plan or scope thereof, including the capital expenditure budget.

Maximum Completion

Although there will be no limit on completion of individual financial measures, completion for the total Plan will be limited to 200% of target.

Performance Levels

Performance levels will be set for individual measures.  Results below the Threshold will equate to a zero completion percentage.

A minimum 25% completion threshold is required for the total Plan.

Completion Calculation

Completion for total financial measures will be the sum of the weighted completion percentage for each individual measure.  Completion for each individual measure will be equal to the completion percentage of each measure times the weighting for that measure.

Property Sales

In computing results, non-budgeted property sales are not to be considered.  To avoid non-budgeted property sales from affecting results, they will be incorporated into performance measures as though they had been budgeted.

Participants

The CEO shall determine which employees are to be participants in the Plan.  If a participant’s employment with the Company terminates for any reason prior to payment, no bonus award will be paid.

The target award percentage for the CEO is established by the Committee. Target award percentages for Company officers are subject to the approval of the Committee. The CEO is authorized to establish and adjust at his discretion the target award percentages for non-officer Plan participants. Plan participants who change positions and/or have their individual target incentive levels changed during the Plan year will have their award prorated accordingly.  All awards paid will be rounded to the nearest $100.

Incentive compensation awards will be calculated based upon the participant’s base salary in effect at the end of the Plan year or earned salary during the Plan year if the participant was a new hire during the year.

Board of Directors’ Discretion

The granting of any and all incentive compensation awards is at the discretion of the Forest Oil Corporation Board of Directors.

Forest Oil Corporation

Financial Measure

Total Shareholder Return

Objective

Measure Total Return to Shareholders relative to a peer group.

Definition

Total Return to Shareholders equals year-end share price plus common dividends per share paid (plus capital returned to shareholders through share repurchase) during the Plan year minus the beginning share price divided by beginning share price.

Share Price

Year-end share price shall be defined as the closing price on the last trading day in December of each year.  The beginning share price shall be defined as the closing price on the last trading day in December of the prior year (2009).

In the event either the Company or a member of the peer group is acquired for cash, the year-end share price shall be defined as the cash purchase price per share.  If a member of the peer group is acquired for stock, the year-end share price shall be defined as the exchange ratio multiplied by the closing price of the acquirer on the last trading day of the year.  In an acquisition involving both cash and stock, each component of the purchase price will be measured as described above to calculate a pro forma year-end stock price.

Peer Group

The peer group shall comprise companies selected by the Committee that reflect the size, operational complexities and business challenges faced by Forest Oil.

Completion Percentage

The Completion Percentage will be determined based on the Company’s ranking among the selected peer companies with regard to Total Shareholder Return.

Forest Oil Corporation

Financial Measure

Cash Cost

Objective

Measure cash cost on an annual basis.

Definition

Corporate:  The sum of direct operating expense and expensed workovers, but excluding ad valorem taxes, transportation expense and total expensed G&A for the Company, divided by total production for the Company measured in MCFE.

Business Unit:  The sum of direct operating expense and expensed workovers, but excluding ad valorem taxes, transportation expense, allocated corporate G&A expense for the business unit, and total expensed G&A administrative costs for the Company, divided by production for the business unit measured in MCFE.

Cash Cost excludes production severance taxes.  Additionally, the calculation of Cash Cost for the Canadian business unit shall be calculated at the Plan exchange rate ignoring any variance between the actual exchange rate and the exchange rate assumed in the Plan.

Targets

Measured against the approved 2010 Business Plan with:

•                  Threshold equal to achievement of 105% of Business Plan objective

•                  Target equal to achievement of 100% of Business Plan objective

•                  Outstanding equal to achievement of 90% of Business Plan objective

  Forest Oil Corporation

Business Unit and Department Performance Objectives

Objective

Measure the achievement of key objectives that are established for each business unit and department for each year.

Definition

Objectives that are key to the success of each business unit or department in support of the 2010 Business Plan have been established by the CEO.  Established objectives are specific to each business unit or department, well-defined and to the extent possible, measurable.

 Forest Oil Corporation

Operating Measure

Production

Objective

Measure net production on an annual basis.

Definition

Net production equals total net production (after royalty and other burdens) equal to that set forth in the 2010 Business Plan.

Should a business unit overspend budgeted Capex significantly, the Production target will either be proportionately adjusted or the target level will become the threshold for payout under this measure.

The calculation of net production volumes for the Canadian business unit shall be calculated as if Plan oil and gas prices were experienced, with no volume adjustments being made for higher or lower prices.

Targets

Measured against an approved Annual Plan with:

•                  Threshold equal to achievement of 95% of Business Plan objective

•                  Target equal to achievement of 100% of Business Plan objective

•                  Outstanding equal to achievement of 110% of Business Plan objective

Forest Oil Corporation

Financial Measure

Rate-of-Return on Capital Investments

Objective

Measure on a yearly basis, the pre-tax rate-of-return (“ROR”) on all capital projects.

Definition

Pre-tax rate-of-return on all capital projects during the year including drilling projects, acquisitions, recompletions, land lease, seismic and capitalized G&A.  The price assumptions to be utilized will be those utilized for the Investment Results Report (“IRR”) and any prices hedged (for the associated volumes) in direct connection with an acquisition.  In evaluating the accomplishment of this objective, the Compensation Committee will take into account all revisions to estimated proved reserves made in 2010.

Targets

Measured against the approved 2010 Business Plan.